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                                                                 EXHIBIT 1.4

                           CERTIFICATE OF DESIGNATION

                                       OF

               SERIES B PARTICIPATING CONVERTIBLE PREFERRED STOCK

                                       OF

                           QUEEN SAND RESOURCES, INC.


       Queen Sand Resources, Inc., a Delaware corporation (the "Corporation"), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") by unanimous written consent effective as of May 5, 1997 pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation that authorize the issuance of up to 50,000,000 shares of Preferred Stock, par value $.01 per share:

       BE IT RESOLVED, that the issuance of a series of Preferred Stock of Queen Sand Resources, Inc. (the "Corporation") is hereby authorized, and the designation, powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of said series, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

       SECTION 1. DESIGNATION. The distinctive serial designation of said series shall be "Series B Participating Convertible Preferred Stock" (hereinafter called "Series B Preferred Stock"). Each share of Series B Preferred Stock shall be identical in all respects with all other shares of Series B Preferred Stock. Shares of Series B Preferred Stock shall not be issuable except upon the conversion of shares of the Corporation's Series A Participating Convertible Preferred Stock in accordance with the terms of the Certificate of Designation relating to such stock.

       SECTION 2. NUMBER OF SHARES. The number of shares of Series B Preferred Stock shall be 9,600,000. Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation or converted into Common Stock shall be canceled, and the Corporation shall take all such actions as are necessary to cause such shares to revert to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

       SECTION 3. DEFINITIONS. As used herein with respect to Series B Preferred Stock, the following terms shall have the following meanings:

              (a) The term "Junior Securities" shall mean the Common Stock, par value $.0015 per share (the "Common Stock"), of the Corporation and any other class or series of stock of the Corporation hereafter authorized over which the Series B Preferred Stock has preference or priority in the payment of dividends, when used with respect to the payment of dividends, or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, when used with respect to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
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              (b)    The term "Parity Securities" shall mean any other class or series of stock of the Corporation hereafter authorized which ranks on a parity with the Series B Preferred Stock in the payment of dividends, when used with respect to the payment of dividends, or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, when used with respect to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

              (c) The term "Business Day" shall mean a day that is not a Saturday, a Sunday or a day on which banking institutions in Houston, Texas are not required to be open for business.

       SECTION 4. DIVIDENDS. The holders of record, as of the record date therefor or, if there is no such record date, as of the date of payment thereof, of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, any dividends (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into or exchangeable for, Common Stock) payable on the Common Stock, as and when paid, in an amount equal to the amount each such holder would have received if such holder's shares of Series B Preferred Stock had been converted into Common Stock immediately prior to the record date or, if there is no such record date, on the date of payment thereof.

       SECTION 5.    LIQUIDATION PREFERENCE.

              (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any of the assets of the Corporation shall be distributed among or paid over to the holders of any Junior Securities, the holders of shares of Series B Preferred Stock shall be entitled to receive (i) an amount per share equal to the lesser of (A) $1.50 and (B) the sum of (x) $0.521 and (y) the quotient obtained by dividing (I) the aggregate amount of all payments made, as of the date of such liquidation, dissolution or winding up, to the Corporation by Joint Energy Development Investments Limited Partnership ("JEDI") or its assignee pursuant to the Earn Up Agreement dated as of May 6, 1997 between the Corporation and JEDI by (II) 9,600,000 and (ii) any and all accrued but unpaid dividends thereon, and shall not be entitled to any other or additional distribution.

              (b) If upon such liquidation, dissolution or winding up, whether voluntary or involuntary, the assets available for distribution among the holders of shares of Series B Preferred Stock and holders of Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the assets of the Corporation available for distribution among the holders of Series B Preferred Stock and holders of Parity Securities shall be distributed ratably among such holders so that the amounts distributed in respect of the Series B Preferred Stock and the Parity Securities shall bear to each other the same ratio that the full amounts payable on liquidation, dissolution or winding up of the Corporation to the holders of shares of Series B Preferred Stock and the Parity Securities bear to each other.

              (c) A consolidation or merger of the Corporation with or into any other corporation or other entity, or a sale of all or substantially all of the assets of the Corporation that does not involve a distribution by the Corporation of cash or other property to the holders of shares of the Common Stock, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 5.





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       SECTION 6.    CONVERSION RIGHTS.  Each holder of shares of Series B
Preferred Stock shall have the right, at such holder's option, to convert such shares into shares of Common Stock of the Corporation at any time and from time to time on and subject to the following terms and conditions:

              (a) The shares of Series B Preferred Stock shall be convertible at the principal office of the Corporation and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock, at the Conversion Rate, as hereinafter defined, subject to adjustment as provided herein. The "Conversion Rate," which represents the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible, shall initially be one.

              (b) In order to convert shares of Series B Preferred Stock into Common Stock the holder thereof shall surrender at the office or offices hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at said office or offices that such holder elects to convert such shares. Shares of Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of the certificates for such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same. Preferential dividends pursuant to Section 4(a) on converted shares of Series B Preferred Stock shall cease to accrue on the date of conversion, and all such dividends that have accrued as of the date of conversion but have not been paid shall be payable on the date such dividends would have been payable if such conversion had not occurred.

              (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay cash in respect of such fraction in an amount equal to such fraction of the fair market value (as determined by the Board of Directors of the Corporation) of a share of Common Stock on the date on which the certificate or certificates for such shares were duly surrendered for conversion.

              (d) The number and kind of securities issuable upon the conversion of the Series B Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events occurring on or after the Issuance Date of the shares of the Series B Preferred Stock as follows:

                     (i) In case of any reclassification or change of outstanding securities issuable upon exercise of the conversion rights (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of the Corporation with or into another corporation or other entity (other than a merger with another corporation or other entity in which the Corporation is the surviving corporation and which does not result in any





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       reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of outstanding securities issuable upon conversion of the Series B Preferred Stock), the holders of the Series B Preferred Stock shall have, and the Corporation, or such successor corporation or other entity, shall covenant in the constituent documents effecting any of the foregoing transactions that the holders of the Series B Preferred Stock do have, the right to obtain upon conversion of the Series B Preferred Stock, in lieu of each share of Common Stock theretofore issuable upon conversion of the Series B Preferred Stock, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by a holder of one share of Common Stock issuable upon conversion of the Series B Preferred Stock as if the conversion had occurred immediately prior to such reclassification, change, consolidation or merger. The constituent documents effecting any reclassification, change, consolidation or merger shall provide for any adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this subparagraph (d)(i).
       The provisions of this subparagraph (d)(i) shall similarly apply to successive reclassifications, changes, consolidations or mergers.

                     (ii) If the Corporation at any time while any of the Series B Preferred Stock is outstanding, shall subdivide or combine its Common Stock, the Conversion Rate shall be proportionately adjusted at the effective date of such subdivision or combination, or if the Corporation shall take a record of its Common Stock for the purpose of so subdividing or combining, at such record date, whichever is earlier.

                     (iii) If the Corporation at any time while any of the Series B Preferred Stock is outstanding shall pay a dividend payable in, or make any other distribution of, Common Stock, the Conversion Rate shall be adjusted, at the date the Corporation shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, at the date of such payment or other distribution), to that rate determined by multiplying the Conversion Rate in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment or other distribution) by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution plus, in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution. For purposes hereof, the number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or its subsidiaries.

                     (e) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall compute the adjusted Conversion Rate in accordance with this Section 6 and shall cause to be prepared a certificate signed by the Corporation's treasurer setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be mailed to the holders of record of outstanding shares of the Series B Preferred Stock.





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              (f)    The Corporation shall at all times reserve and keep
available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of issuance upon conversion of shares of Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series B Preferred Stock then outstanding.

              (g) The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.


       SECTION 7.    VOTING RIGHTS.

              In addition to any other voting rights required by applicable law, the holders of Series B Preferred Stock shall vote together with the holders of Common Stock (and of any other class or series which may similarly be entitled to vote with the holders of Common Stock) as a single class on all matters on which holders of Common Stock are entitled to vote, and the number of votes that each share of Series B Preferred Stock shall entitle to the holder thereof to cast shall be the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible as of the record date for such vote or, if there is no record date for the vote, at the time of the vote.





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       IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the
Corporation, has executed this Certificate of Designation on behalf of the Corporation this 5th day of May, 1997.



                                                  QUEEN SAND RESOURCES, INC.


                                                  By: /s/ Edward J. Munden
                                                     ---------------------------
                                                  Name:  Edward J. Munden
                                                  Title: President and Chief
                                                         Executive Officer